Exhibit 99.1

Contact:

Bob Newell
Vice President, Finance and Chief Financial Officer
(650) 331-7133
investors@cardica.com

Cardica Announces Fiscal 2011 Third Quarter Financial Results

REDWOOD CITY, Calif. -- May 10, 2011 -- Cardica, Inc. (Nasdaq: CRDC) today announced financial results for its fiscal third quarter and nine months ended March 31, 2011. Cardica's management will host a conference call at 4:30 p.m. Eastern Time today to discuss the financial results and provide an update on the company's business.

“We continue to work diligently to bring our first anticipated commercial microcutter device, the Microcutter XPRESS™ 30, to the market. We believe that we are close to completing the initial design validation to ensure that we have a consistently reliable device before it enters the marketplace,” said Bernard A. Hausen, M.D., Ph.D., president and chief executive officer of Cardica.  “Once this milestone is accomplished, we plan to apply the CE Mark to the XPRESS 30 and schedule multiple cases at selected surgical centers in Europe.”

“For our cardiac surgery business, product sales decreased primarily as a result of a transition away from the distributors that have not been effective in selling our devices. We made some changes during the quarter, including adding a third direct sales representative in the U.S., that we expect to help sales in the future, and we expect to return to a quarterly sales level of approximately $1 million for this area of our business in subsequent quarters,” continued Dr. Hausen.

Recent Highlights and Accomplishments

•	Obtained European Union Full Quality Assurance certification for Cardica’s microcutter design and manufacturing processes;

•	Received CE Mark certification for an initial microcutter surgical cutting and stapling device;

•	Received Patent No. 7,918,376 for an aspect of our proprietary microcutter that relates to the articulation of a surgical stapler or endocutter;

•	Increased cumulative worldwide shipments of PAS-Port(R) Proximal Anastomosis Systems to over 23,000 units, with 1,135 units shipped in the fiscal 2011 third quarter; and,

•	Increased cumulative worldwide shipments of C-Port(R) Distal Anastomosis Systems to over 11,800 units, with 248 units shipped in the fiscal 2011 third quarter.

Fiscal 2011 Third Quarter and Nine Months Ended March 31, 2011 Financial Results
Total product sales were approximately $0.9 million for the fiscal 2011 third quarter compared to $1.0 million for the same period of fiscal 2010. License and development revenue of $84,000 in the fiscal 2011 third quarter was related to the August 2010 license agreement with Intuitive Surgical. Total net revenue was approximately $1.0 million for both the fiscal 2011 and 2010 third quarters. Cost of product sales was approximately $0.6 million for the fiscal 2011 third quarter compared to $1.1 million in the same period of fiscal 2010.

Research and development expenses were approximately $2.4 million for the fiscal 2011 third quarter compared to $1.4 million for the fiscal 2010 third quarter. Selling, general and administrative expenses were approximately $1.5 million for both the fiscal 2011 and fiscal 2010 third quarters.

The net loss for the fiscal 2011 third quarter was approximately $3.6 million, or $0.14 per share, compared with a net loss of approximately $3.0 million, or $0.12 per share, for the fiscal 2010 third quarter.

Total net revenue for the nine months ended March 31, 2011 was approximately $12.2 million compared with approximately $3.0 million for the same period of fiscal 2010. Total net revenue for the nine months ended March 31, 2011 included $9.2 million in license revenue from the August 2010 license agreement with Intuitive Surgical. Total operating costs and expenses for the nine months ended March 31, 2011 were approximately $12.9 million compared with approximately $10.8 million for the same period of 2010. The net loss for the first nine months of fiscal 2011 was approximately $0.7 million, or $0.03 per share, compared to $7.9 million, or $0.37 per share, for the same period of fiscal 2010.

Cash and short term investments at March 31, 2011 were approximately $11.2 million compared with $6.6 million at June 30, 2010. As of March 31, 2011, there were approximately 26.2 million shares of common stock outstanding.

Conference Call Details
To access the live conference call today at 4:30 p.m. Eastern Time via phone, please dial 888-873-4896 from the United States and Canada or 617-213-8850 internationally. The conference ID is 13034817. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available beginning approximately two hours after the call through May 17, 2011, and may be accessed by dialing 888-286-8010 from the United States and Canada or 617-801-6888 internationally. The replay passcode is 54528594.

To access the live and subsequently archived webcast of the conference call, go to the Investor Relations section of the company’s website at www.cardica.com. Please connect to the website at least 15 minutes prior to the presentation to allow for any necessary software downloads.

The webcast is also being distributed through the Thomson StreetEvents Network. Individual investors can listen to the call at www.earnings.com, Thomson’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson StreetEvents at www.streetevents.com, a password-protected event management site.

About Cardica
Cardica designs and manufactures proprietary stapling and anastomotic devices for cardiac and endoscopic surgical procedures. Cardica's technology portfolio is intended to minimize operating time and enable minimally-invasive and robot-assisted surgeries. Cardica manufactures and markets its automated anastomosis systems, the C-Port(R) Distal Anastomosis Systems and PAS-Port(R) Proximal Anastomosis System, for coronary artery bypass graft (CABG) surgery and has shipped over 34,500 units throughout the world. In addition, the company is developing the Cardica Microcutter XPRESS™ 30, a true multi-fire endoscopic stapling device designed to be used in a variety of procedures, including bariatric, thoracic and general surgery. The Cardica Microcutter XPRESS™ 30 requires a 510(k) review and is not yet commercially available.

Forward-Looking Statements
This press release contains "forward-looking" statements, including all statements regarding the continued development, commercial launch and first-in-man use of products in Cardica's proposed microcutter product line, including the Cardica Microcutter XPRESS 30, and Cardica's expectations regarding future sales of its automated anastomosis products. Any statements contained in this press release that are not historical facts may be deemed to be forward-looking statements. The words "continue," “anticipated,” “ensure,” "believe," "plan," "expect" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause Cardica's results to differ materially from those indicated by these forward-looking statements, including that Cardica may not be successful in its efforts to complete the development and initiate first-in-man use of the Cardica Microcutter XPRESS 30 on Cardica’s anticipated timeframe, if at all, or develop any other microcutter products; that Cardica's current and any future products may never gain any significant degree of market acceptance; that any future Cardica products face development, regulatory, reimbursement and manufacturing risks; that Cardica's intellectual property rights may not provide adequate protection; that Cardica's sales, marketing and distribution strategy and capabilities may not be sufficient or successful; and that general business and economic conditions may impair Cardica's ability to market and develop products, as well as other risks detailed from time to time in Cardica's reports filed with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010. Cardica expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein. You are encouraged to read Cardica's reports filed with the U.S. Securities and Exchange Commission, available at www.sec.gov.

Cardica, Inc.
Statements of Operations
(amounts in thousands except per share amounts)

	Three months ended March 31,		Nine months ended March 31,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Revenue
Product sales, net	$851	$959	$2,940	$2,799
License and development revenue	84	-	9,193	124
Royalty revenue	19	20	57	67
Total	954	979	12,190	2,990

Operating costs and expenses
Cost of product sales	598	1,068	2,503	2,607
Research and development	2,420	1,395	5,767	3,759
Selling, general and administrative	1,521	1,477	4,627	4,442
Total operating costs and expenses	4,539	3,940	12,897	10,808

Loss from operations	(3,585)	(2,961)	(707)	(7,818)
Interest and other income	10	8	33	35
Interest expense	-	(30)	(11)	(90)

Net loss	$(3,575)	$(2,983)	$(685)	$(7,873)

Basic and diluted net loss per share	$(0.14)	$(0.12)	$(0.03)	$(0.37)

Shares used in computing basic and
diluted net loss per share	25,914	23,966	25,311	21,238

Balance Sheets
(amounts in thousands)

	March 31,	June 30,
	2011	2010
Assets	(unaudited)
Cash and cash equivalents	$10,987	$6,561
Short-term investments	250	-
Accounts receivable	317	376
Inventories	997	1,131
Other assets	1,330	1,723
Total assets	$13,881	$9,791

Liabilities and stockholders' equity
Accounts payable and other liabilities	$2,542	$1,511
Short term debt	-	1,400
Deferred revenue	1,198	403
Total stockholders' equity	10,141	6,477
Total liabilities and stockholders' equity	$13,881	$9,791